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                                                                       EXHIBIT 5

(312) 207-1000

January 26, 2001

Allscripts Healthcare Solutions, Inc.
2401 Commerce Drive
Libertyville, Illinois 60048

     Re: Registration Statement on Form S-3 of Allscripts Healthcare Solutions, Inc. ("Amendment")

Gentlemen and Ladies:

     In connection with the proposed registration for resale of 1,398,303 shares of common stock, $0.01 par value (the ``common stock''), of Allscripts Healthcare Solutions, Inc. (the "Company"), covered by the above-referenced Registration Statement on Form S-3, as amended (the "Registration Statement"), we have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of this opinion. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to as originals, the conformity to original documents of all the documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents.

     Based upon such examination, we advise you that, in our opinion, the shares of common stock registered for resale as set forth in the Registration Statement have been duly authorized and were validly issued and fully paid and nonassessable, and will continue to be so when sold as set forth in the Registration Statement.

     We hereby consent to the filing of this opinion as an exhibit to the above-referenced Amendment and the reference to this firm under the caption "Validity of Stock"' in the prospectus constituting a part of such Amendment. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission.

                                  Very truly yours,


                                  /s/ Sachnoff & Weaver, Ltd.
                                  Sachnoff & Weaver, Ltd.